Exhibit 99.1
News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY MAINTAINS QUARTERLY CASH DISTRIBUTION

HOUSTON – April 14, 2010 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the first quarter of 2010 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution is equal to Copano’s distribution for the fourth quarter of 2009 and will be payable on May 13, 2010, to holders of record of common units at the close of business on April 30, 2010.

 “Copano’s cash reserves and 2010 outlook support maintaining a $0.575 quarterly distribution to unitholders.  As a result of our recent public offering of common units and a temporary shut-down of the Houston Central plant to enable the start-up of our fractionator, we estimate that distribution coverage for the quarter will be less than 100%.  We expect coverage to improve throughout the balance of 2010 based on increased drilling activity in north Texas and in the Eagle Ford Shale in south Texas as well as the start-up of our fractionator,” said Bruce Northcutt, President and Chief Executive Officer of Copano Energy.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of Copano’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of Copano’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Copano, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and seven natural gas processing plants, with more than one Bcf per day of combined processing capacity. For more information please visit www.copanoenergy.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distribution coverage. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.